Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
CREDO TECHNOLOGY GROUP HOLDING LTD
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares $0.00005 par value per share	456(b) and 457(r)	(2)	(3)	—	(1)	(1)
	Equity	Preferred Shares $0.00005 par value per share	456(b) and 457(r)	(2)	(3)	—	(1)	(1)
	Equity	Depositary Shares	456(b) and 457(r)	(2)	(3)	—	(1)	(1)
	Debt	Debt Securities	456(b) and 457(r)	(2)	(3)	—	(1)	(1)
	Other	Warrants	456(b) and 457(r)	(2)	(3)	—	(1)	(1)
	Other	Purchase Contracts	456(b) and 457(r)	(2)	(3)		(1)	(1)
	Other	Units	456(b) and 457(r)	(2)	(3)	—	(1)	(1)
	Unallocated (Universal) Shelf	—	456(b) and 457(r)	(2)	(3)	$300,000,000.00	(1)	(1)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
			Total Offering Amounts		$ 300,000,000.00		—
			Total Fees Previously Paid				—
			Total Fee Offsets				—
			Net Fee Due				—
(1)The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)There is being registered hereunder an indeterminate number of ordinary shares, preferred shares, depositary shares, various series of debt securities, warrants, purchase contracts to purchase any of such securities and/or units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of ordinary shares, preferred shares and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $300,000,000. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $300,000,000 after the date hereof.
(3)The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.